Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PMV CONSUMER ACQUISITON CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

PMV Consumer Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.	The name of this Corporation is PMV Consumer Acquisition Corp.

2.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends Article FOURTH of the Second Amended and Restated Certificate of Incorporation by deleting the first paragraph thereof in its entirety and replacing it with the following:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,260,000 shares, of which 800,000 shares shall be Common Stock of the par value of $.0001 per share (“Common Stock”), consisting of (a) 570,000 shares of Class A Common Stock (“Class A Common Stock”) and (b) 230,000 shares of Class B Common Stock (“Class B Common Stock”), and 460,000 shares shall be Preferred Stock of the par value of $.0001 per share.”

3.	The amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board of Directors and by the written consent of the holders of the requisite majority in voting power of the Corporation’s issued and outstanding Common Stock entitled to vote on the matter (there being no other capital stock of the Corporation issued or outstanding).

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by a duly authorized officer this 29 day of April 2024.

PMV CONSUMER ACQUISITION CORP.

By:	/s/ Robert V. LaPenta, Jr.
Name:	Robert V. LaPenta, Jr.
Title:	Co-Chief Executive Officer